Exhibit 99.1

13000 W. Silver Spring Dr.

Butler, WI 53007

Contact: Karen Bauer
For Immediate Release	Director, Investor Relations 262-373-7462

ACTUANT ANNOUNCES EXCHANGE OFFER FOR SENIOR NOTES

MILWAUKEE, April 11, 2008—Actuant Corporation (NYSE:ATU) announced today that it has commenced an offer to exchange $250 million principal amount of its 6 7/8% Senior Notes due 2017, which are registered under the Securities Act of 1933 (the “Exchange Notes”), for all $250 million of its currently outstanding 6 7/8% Senior Notes due 2017, which have not been registered under the Securities Act of 1933 (the “Original Notes”).

The Company will not receive any proceeds from the exchange offer, nor will the Company’s debt level change as a result of the exchange offer. The terms of the Exchange Notes and the Original Notes are substantially identical in all material respects.

The exchange offer will be open for acceptance until 5:00 p.m., New York City time, on Friday, May 9, 2008, unless extended. Persons with questions regarding the exchange offer should contact the exchange agent, U.S. Bank National Association, at 800-934-6802. This news release shall not constitute an offer to exchange, nor a solicitation of an offer to exchange, the Original Notes. A copy of the prospectus for the exchange offer and related letter of transmittal, included in the registration statement, may be obtained by writing to U.S. Bank National Association, 60 Livingston Avenue, St. Paul, Minnesota 55107, Attn: Specialized Finance Department.

About Actuant

Actuant, headquartered in Butler, Wisconsin, is a diversified industrial company with operations in more than 30 countries. The Actuant businesses are market leaders in highly engineered position and motion control systems and branded hydraulic and electrical tools and supplies. Since its creation through a spin-off in 2000, Actuant has grown its sales from $482 million to over $1.5 billion and its market capitalization from $113 million to over $1.7 billion. The Company employs a workforce of more than 7,500 worldwide. Actuant Corporation trades on the NYSE under the symbol ATU. For further information on Actuant and its business units, visit the Company’s website at www.actuant.com.

Safe Harbor

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s registration statements filed with the Securities and Exchange Commission for further information regarding risk factors.